Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of June 10, 2019, between 22nd Century Group, Inc., a Nevada corporation with its office located at 8560 Main Street, Suite 4, Williamsville, New York 14221 (the “Company”), and Michael J. Zercher, an individual residing at 127 S Forest Rd, Williamsville, New York 14221 (the “Employee”).

1.	EMPLOYMENT DUTIES AND RESPONSIBILITIES

1.1       Position and Title. The Company hereby agrees to employ the Employee in the position(s) described on Addendum A attached hereto and the Employee hereby accepts such position(s) and agrees to serve the Company, including Company Affiliates (as defined below), in such capacity until this Agreement expires as set forth in Addendum A or this Agreement is earlier terminated by one of the parties in accordance with the terms set forth in Section 4 below.

1.2       Company Policies and Procedures. The Employee agrees to materially abide by all applicable policies and procedures of the Company and its Affiliates (as defined below) for which notice of the policy or procedure has been given in writing by Company and acknowledgement of receipt has been given in writing by Employee, and Employee agrees to perform job duties to the best of his ability.

1.3       Attention. During the term of this Agreement, excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees (i) to devote Employee’s full time, ability and attention to the business of the Company and its Affiliates (as defined below), during normal working hours, and (ii) not to acquire, hold or retain, whether directly or indirectly, more than a two percent (2%) passive investment interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliates” shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control of, the Company.

2.	TERM OF EMPLOYMENT

2.1       Effective Date. The Effective Date of this Agreement shall be June 10, 2019.

2.2       Term. The initial term of this Agreement shall be set forth on Addendum A hereto, and the Company agrees to employ the Employee and the Employee hereby agrees to serve the Company until this Agreement is terminated by one of the parties in accordance with the terms set forth in Section 4 below.

3.	COMPENSATION

3.1       Base Salary. During the Term of this Agreement the Company shall pay to Employee, and Employee shall accept from the Company, a bi-weekly base salary in the amount set forth on Addendum A attached hereto (the “Base Salary”), payable on the Company’s standard pay schedule, provided that the Employee has been in active service during the specified pay period. Employee’s Base Salary may not be decreased at any time during this Agreement without the express written consent of the Employee. The Base Salary will be increased as set forth in Addendum A hereto, as well as in such other amounts as the Company may determine in its sole discretion from time to time, but nothing herein shall be deemed to require any such increase other than as set forth in Addendum A hereto.

3.2       Incentive Compensation/Bonus. Employee may be eligible to receive a bonus based upon satisfactory achievement of personal performance objectives and business performance objectives as may be determined by the Company and the Employee from time to time, and/or such other incentive compensation arrangements that may be entered into between the Company and the Employee in the future.

3.3       Stock Options/Restricted Stock Grants. Employee will be eligible for stock options and/or restricted stock as may be awarded by the Company, in its sole discretion, from time to time, subject to the terms of the Company’s 2014 Omnibus Incentive Plan or any similar plan or agreement then being offered by the Company during the term of this Agreement.

3.4       Expenses. Employee shall be entitled to reimbursement of business expenses that are incurred in the furtherance of Company business and are consistent with the Company’s policies for such expense reimbursement.

3.5       Benefits. Employee shall receive health (family or single coverage), dental (family or single coverage), personal disability, retirement, and/or other fringe benefits as are provided to similarly situated executives of the Company from time to time, as well as Employee may participate in the Company’s 401(k) retirement plan, all as described in Addendum A hereto. Employee shall receive the relocation benefits described in Addendum A, and Employee shall be eligible for paid time off as described in Addendum A.

3.6       Equipment. Company will provide Employee with use of a computer and use of a company cellular phone or reimbursement for monthly cellular phone charges (not to exceed $60.00 per month), in each case at the option of the Company, for Employee to conduct business and/or remain in contact with the office(s) or employees while Employee is away from the office.

4.	TERMINATION OF EMPLOYMENT

Employee’s employment with the Company may be terminated, prior to the expiration of any term of this Employment Agreement as set forth on Addendum A hereto, in accordance with any of the following provisions:

4.1       Termination By Employee Without Good Reason. The Employee may terminate employment at any time during the course of this Agreement by giving thirty (30) days' notice in writing to the Chief Executive Officer or President of the Company. During the notice period, Employee must fulfill all Employee’s duties and responsibilities set forth above and use Employee’s best efforts to train and support Employee’s replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary and benefits will remain unchanged during the 30-day notification period. The Company, at its option, may relieve Employee of all Employee’s duties and responsibilities at any time during the notice period, but will, in such instance, be required to continue to maintain Employee’s pay and benefits through the remainder of the 30-day notice period.

4.2       Termination By The Company Without Cause. The Company may terminate Employee’s employment without cause at any time during the term of this Agreement by giving the Employee thirty (30) days’ notice of such termination, during which period Employee will continue to receive the compensation and benefits to which Employee would normally be entitled under the terms of this Agreement. During the notice period, Employee must fulfill all of Employee’s duties and responsibilities and use Employee’s best efforts to train and support Employee’s replacement, if any. Notwithstanding the foregoing, the Company, at its option, may instruct Employee during such period not to undertake any active duties on behalf of the Company.

4.3       Termination By The Company For Cause. The Company may, at any time and without notice (except as required below), terminate the Employee for “cause.” Termination by the Company of the Employee for “cause” shall be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or material acts of similar dishonesty; (b) conviction of a felony crime; (c) intentional and willful misconduct that subjects the Company to criminal or civil liability; (d) breach of the Employee’s duty of loyalty to the Company or diversion or usurpation of corporate opportunities properly belonging to the Company; (e) material breach of this Agreement and/or any other agreement entered into between the Company and the Employee; and/or (f) willful and/or continued failure to satisfactorily perform the duties of Employee’s position; provided, however, that Employee shall not be terminated for cause under subsection (e) or (f) above unless the Company first has provided Employee with written notice making specific reference to this Section 4.3 that the Company considers the Employee to be in violation of Employee’s obligations under those subsections and Employee fails, within thirty (30) days of such notice, to cure the conduct that has given rise to the notice.

In the event of a termination by the Company for Cause, Employee shall be entitled to receive only that Base Salary earned on or before the Employee’s last day of active service and other post-employment benefits required by law or under Company policy. Under this Section 4.3, Employee shall not be entitled to receive any portion of any bonus for the period in which the termination occurs.

4.4       Termination by the Employee For Good Reason.

(a)       This Agreement may be terminated by the Employee upon notice to the Company of any event constituting "Good Reason" as defined herein.

(b)       As used herein, the term "Good Reason" means: the failure of the Company to pay Employee’s compensation in accordance with this Agreement without the prior written consent of the Employee; a material reduction in the Employee’s Base Salary; a material reduction in the Employee’s bonus opportunity; a relocation of the Employee’s principal place of employment by more than 25 miles; any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Company; or a material, adverse change in the Employee’s title, authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law). Provided, however, that the Employee shall not be deemed to have Good Reason pursuant to this provision unless the Employee gives the Company written notice that the specified conduct or event has occurred and making specific reference to this Section 4.4 and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

(c)       In the event the Employee terminates this Agreement under this Section 4.4, Employee shall be entitled to the severance benefits described under Section 7, pertaining to Severance Benefits, provided that the Employee elects to comply with the Restrictive Covenants set forth in Section 6. If Employee disavows the Restrictive Covenants and chooses to compete with the Company in violation of the covenants set forth in Section 6, then Employee forfeits all Severance Benefits provided in Section 7.

4.5       Termination By Death Or Disability. The Employee’s employment and rights to compensation under this Agreement shall terminate if the Employee is unable to perform the duties of Employee’s position due to death or disability; and the Employee, or the Employee’s heirs, beneficiaries, successors, or assigns, shall be entitled only to receive any compensation fully earned prior to the date of the Employee’s last day of active employment prior to such death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee or to the Employee’s heirs, beneficiaries, successors, or assigns. As detailed in Addendum A hereto, Employee’s unvested Time-Vested Stock Option (if any) will automatically vest in the case of the Employee’s termination of employment with the Company by death or disability. For purpose of this Agreement, “disability” shall be defined as the Employee’s failure, due to a mental or physical condition, to perform the essential functions of Employee’s position for more than 180 days in any 360 day period.

4.6       Change In Control and Termination Provisions.

(a)       If within a three (3) year period following any Change in Control (as defined below), after the date hereof, there occurs any of the following:

(i)       any termination of the Employee other than as set forth in Section 4.3 (Termination by the Company for Cause) or Section 4.5 (Termination by Death or Disability),

(ii)       a diminution of the Employee’s responsibilities, as compared to the Employee’s responsibilities immediately prior to the Change in Control, including a change in duties within the Company,

(iii)       any reduction in the Base Salary or any other compensation as compared to such Base Salary or any other compensation as of the date immediately prior to the Change in Control, or

(iv)       any material breach of this Agreement by the Company;

then, at the option of the Employee, exercisable by the Employee within ninety (90) days after the occurrence of any of the foregoing events, the Employee may resign his employment with the Company (or, if involuntarily terminated, give notice of his intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and the Employee shall be entitled to receive the severance benefits described under Section 7, pertaining to Severance Benefits, provided that the Employee elects to comply with the Restrictive Covenants set forth in Section 6. If Employee disavows the Restrictive Covenants and chooses to compete with the Company in violation of the covenants set forth in Section 6, then Employee forfeits all Severance Benefits provided in Section 7.

(b)       Notwithstanding any provisions now or hereafter existing under the Company’s 2014 Omnibus Incentive Plan or any other stock option plan or restricted share plan of the Company or any entity which directly or indirectly controls the Company, in the event of a Change in Control, all options and all restricted shares provided and/or to be provided to the Employee pursuant to this Agreement, the Company’s 2014 Omnibus Incentive Plan and/or any other agreement between the Company (or any entity which directly or indirectly controls the Company) and Employee shall be granted and shall immediately fully vest as of the date of such Change in Control with such options and restricted shares being valued at the closing price of the common stock underlying such options and/or restricted stock grants on the day prior to the day of the Change of Control or, in the event such common stock is not then traded and quoted on a securities exchange or automated quotation system, then the value per share of such common stock shall be the higher of either (i) the book value per share of such common stock, (ii) the price per share of such common stock on the effective date hereof, or (iii) the average price per share of such common stock during the six (6) month period immediately preceding the date on which such shares of common stock were no longer traded and/or quoted on a securities exchange or automated quotation system.

(c)       For purposes of this Agreement, a “Change in Control” shall be deemed to exist if any of the following occurs after the date hereof:

(i)       a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Employee or a group including the Employee), either (A) acquires thirty percent (30%) or more of the combined voting power of the outstanding securities of the Company or any entity which directly or indirectly controls the Company, which securities have the right to vote in elections of directors of the Company or any entity which directly or indirectly controls the Company, and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company or any entity which directly or indirectly controls the Company, which securities have the right to vote in elections of directors of the Company or any entity which directly or indirectly controls the Company; or

(ii)       Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)       the Company or any entity which directly or indirectly controls the Company disposes, by sale of stock, assets or otherwise, of all or substantially all of the business of the Company or the business of any entity which directly or indirectly controls the Company to a party or parties other than a subsidiary or other affiliate of the Company or any entity which directly or indirectly controls the Company pursuant to a partial or complete liquidation of the Company or any entity which directly or indirectly controls the Company; or

(iv)       the Board of Directors of the Company or any entity which directly or indirectly controls the Company approves the consolidation or merger of the Company or any entity which directly or indirectly controls the Company with or into any other person or entity (other than a wholly-owned subsidiary of the Company or any other entity which is directly or indirectly controlled by the Company), or any other person’s consolidation or merger with or into the Company or any entity which directly or indirectly controls the Company, which results in all or part of the outstanding shares of common stock of the Company or any entity which directly or indirectly controls the Company being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors of the Company or any entity which directly or indirectly controls the Company who either was a member of such Board of Directors on the date hereof or who subsequently became a Director of the Company or any entity which directly or indirectly controls the Company and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

4.7       Termination of Officer/Director. In the event that Employee separates from employment with the Company regardless of the reason(s), any officer and/or director position held by the Employee shall automatically terminate on the same date as Employee’s separation from the Company.

5.	CONFIDENTIALITY AND NONDISCLOSURE

5.1       Non-Disclosure of Confidential Information. Employee recognizes that Employee’s position with Company is one of the highest trust and confidence and that Employee will have access to and contact with the trade secrets and confidential and proprietary business information of Company. Employee agrees that Employee shall not, while employed by Company or thereafter, directly or indirectly, use for Employee’s own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Company, except such use or disclosure is required in the discharge of Employee’s duties and obligations on behalf of the Company.

5.2       Definition of “Confidential Information.” For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Company not generally known or available to the public relating to (a) the services, products, Biological Materials (as hereinafter defined), customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Company, including but not limited to the Company’s trade secrets, patents, intellectual property, systems, procedures, manuals, cost and pricing information, solicitations, proposals, bids, contracts, confidential reports and work product prepared in connection with projects and contracts, supporting information for any of the above items, the identities and records of government agencies and offices and contacts, contractors and contacts, and subcontractors and contacts with whom the Company has done business or is seeking to do business, the identities and records of vendors and suppliers of personnel, material and/or raw materials, all accounting and financial information, business plans and budgets, and all other information pertaining to the business activities and affairs of the Company of every nature and type; (b) the business of any Company customer, including without limitation, knowledge of the customer’s current business or staffing needs; and (c) the identities and records of current or former employees of the Company or potential hires and their compensation arrangements with the Company.

5.3       Return of Materials, Equipment and Biological Materials. Employee further agrees that all memoranda, notes, computer files, records, drawings, reports or other documents, in any format, made or compiled by Employee or made available to Employee while employed by Company concerning any Company activity shall be the property of Company and, if still in the possession and/or control of Employee, shall be delivered to Company upon termination of Employee's employment or at any other time upon request. Employee also agrees to return to the Company and not retain any and all equipment, including laptop computers, and Biological Materials belonging to the Company on or before Employee’s last day of employment with Company.

5.4       No Prior Restrictions. The Employee hereby represents and warrants to the Company that the execution, delivery, and performance of this Agreement does not violate any provision of any agreement or restrictive covenant which the Employee has with any former employer which is not a Company Affiliate (a “Former Employer”). The Employee further acknowledges that to the extent the Employee has an obligation to the Former Employer not to disclose certain confidential information, Employee intends to honor such obligation and the Company hereby agrees not to knowingly request the Employee to disclose such confidential information.

6.	RESTRICTIVE COVENANTS

Employee acknowledges that Employee’s services to be rendered hereunder are of a special and unusual character, which have a unique value to the Company and that the Company will be investing time, effort, and expense in Employee. In view of the unique value to the Company of the services of the Employee for which the Company has contracted hereunder, the investments by the Company in the Employee, and as a material inducement for the Company to enter into this Agreement and to pay to the Employee the compensation provided hereunder, Employee covenants and agrees as follows:

6.1.       Definitions. The following definitions shall be applicable to each of the covenants set forth in this Section.

(a)       Definition of “Same or Substantially Similar Services.” As used herein, “Same or Substantially Similar Services” means services, including without limitation the provision of goods and/or services that are identical or substantially similar, in whole or in part, to goods and/or services (i) which were provided by Employee while Employee was employed with the Company; (ii) which were provided by employees, contractors or third-parties whom Employee was directly or indirectly managing or with whom Employee interacted on behalf of the Company at any time during Employee’s employment with Company; or (iii) which were the subject of proposals, contracts or negotiations with which Employee was involved while employed with the Company.

(b)       Definition of “Customer.” As used herein, “Customer” is defined as any person or entity, including without limitation a Government Agency, to whom Employee, directly or indirectly (e.g., the end user of the services if the Company is a subcontractor), provided services while employed with the Company or with whom Employee interacted on behalf of the Company at any time during Employee’s employment with Company.

(c)       Definition of “Prospective Customer.” As used herein, “Prospective Customer” shall mean any person or entity, including without limitation a Government Agency, whom the Employee, at any time during the twelve (12) month period preceding the termination of Employee’s employment, was involved in working on a proposal for, soliciting or making a proposal to, on behalf of the Company, for the provision of services.

(d)       Definition of “Government Agency.” As used herein, “Government Agency” shall be limited to the division, department, operating unit, group, or other appropriate sub-entity of an agency to which the Employee provided services while employed with the Company or with whom Employee interacted on behalf of the Company at any time during Employee’s employment with Company.

(e)       Definition of “Biological Materials.” As used herein, “Biological Materials” shall mean any plant, seed, propagule, embryo, leaf, root and/or other plant part or tissue, and/or gene construct or fragment thereof, belonging to or produced for the Company and/or its Affiliates, including any of the foregoing produced by Employee or produced by others during Employee’s employment with the Company.

(f)       Definition of “Intellectual Property” As used herein, “Intellectual Property” shall mean any and all inventions, developments, formulas, discoveries, concepts, trademarks, improvements, designs, innovations, data, processes, software, works of authorship, know-how, plants, plant varieties (whether registered for plant variety protection or not), tobacco products, smoking cessation aids, cannabis products, cannabinoids, cannabinoid products, drugs and ideas (whether patentable or not) directly or indirectly related to the Company and/or its Affiliates (i) conceived or made by Employee, either alone or with others, while employed by the Company or its Affiliates, and/or (ii) conceived or made by Employee, either alone or with others, with the use of Confidential Information.

6.2       Covenants.

(a)       Non-Competition with Customers, Prospective Customers and Industry. During Employee's employment by the Company and for a period of twenty-four (24) months after Employee ceases to be employed by the Company for any reason, then Employee will not (except on behalf of the Company), directly or indirectly, as either an employee, contractor, or consultant, whether personally or through another entity, provide or offer to provide any goods or Same or Substantially Similar Services to any person or entity planning to engage in or engaged in developing, growing, making, offering, marketing, distributing and/or selling of smoking cessation products, tobacco products, cannabis products, cannabinoids or other similar products made from or related to the tobacco (Nicotiana) plant or the cannabis plant ((e.g., Cannabis indica, Cannabis sativa, etc.) and/or providing or offering to provide the Same or Substantially Similar Services to any Customer or Prospective Customer. Employee specifically recognizes and agrees that the restrictions set forth in this subsection are reasonable. Notwithstanding the foregoing provisions of this Section 6.2(a), the Company recognizes that Employee has experience in the tobacco industry as a prior employee of certain large tobacco companies that market and sell traditional combustible cigarettes and cigars and, as such, the Company agrees that Employee may work for another tobacco company on products that are traditional combustible cigarettes and cigars, but which are not the Same or Substantially Similar Services of the Company with respect to very low nicotine or very high nicotine tobacco products.

(b)       Non-Interference With Customers or Prospective Customers. Employee further agrees that, for the term of Employee’s employment and for a period of twenty-four (24) months after Employee ceases to be employed by the Company, the Employee shall not undertake to interfere with the Company’s relationship with any Customer, Prospective Customer, researcher, supplier, distributer, farmer and/or manufacturer. This means that Employee shall refrain: (i) from making disparaging comments about the Company or its board, management or employees to any Customer or Prospective Customer; (ii) from attempting to persuade any Customer, Prospective Customer, researcher, supplier, distributer, farmer and/or manufacturer to cease or reduce doing business with the Company; (iii) from soliciting any Customer (excluding suppliers and distributors), Prospective Customer (excluding suppliers and distributors), researcher, farmer and/or manufacturer for the purpose of providing services competitive with the Company Business; or (iv) from assisting any person or entity in doing any of the foregoing.

(c)       Non-Solicitation and Non-Hiring of Employees. Employee agrees that, for the term of Employee’s employment and for a period of two (2) years after Employee ceases to be employed by the Company, the Employee shall not, directly or indirectly, as an employee, consultant, contractor, principal, agent, or owner, on Employee’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed or otherwise retained by the Company to leave their employment or retention with the Company; (ii) hire or employ, or attempt to hire or employ, any person employed or otherwise retained by the Company; or (iii) assist or facilitate in any way any other person or entity in the hiring or other retention of any person employed or otherwise retained by the Company. The foregoing restriction also shall apply with respect to any person who was an employee, consultant, subcontractor or other retained position with the Company at the time of, or at any time during the six (6) months preceding, the Employee’s termination from the Company. This provision shall not limit the scope or the enforceability of the confidentiality restriction prohibiting the use or disclosure of any information pertaining to current or former employees of the Company or potential hires that was obtained in any manner during the period of Employee’s employment with the Company.

(d)       Further Covenants. Employee further agrees, for the term of Employee’s employment with the Company or any of its affiliates and for a period of two (2) years after Employee ceases to be employed by the Company or any of its affiliates, as follows:

(i)       To disclose promptly in writing to the Company (but to no others), in such manner as the Company may from time to time prescribe, all Intellectual Property, whether patentable or not. All such Intellectual Property shall be the sole and exclusive property of the Company;

(ii)       To assign and convey to the Company, upon request, the complete worldwide right, title and interest in and to all Intellectual Property conceived or made by Employee. Upon the request of the Company, Employee shall execute such further assignments and other instruments as may be necessary or desirable to fully and completely assign all such Intellectual Property to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any other jurisdiction with respect to any such Intellectual Property;

(iii)       To promptly deliver to the Company any and all written records (in the form of notes, sketches, drawings and any other form as may be specified by the Company) documenting the concepts and/or actual reduction to practice of any such Intellectual Property. Such written records shall at all times be and remain the sole property of the Company;

(iv)       Employee shall not be entitled to any payments or awards by reason of any patent application made by the Company or the granting of any patent thereon and, in the event the Company is required by its contracts with its customers, including the United States Government, to transfer rights to certain Intellectual Property to said customers, Employee also shall not be entitled to any payments or awards by reason of any patent application made by any of said customers, or the granting of any patent thereon;

(v)       During the Employee’s employment with the Company and thereafter, Employee shall do all lawful acts, including the execution of papers and giving of testimony that may be necessary or helpful, in obtaining, sustaining, reissuing and renewing United States patents and foreign jurisdiction patents on all such Intellectual Property and/or for perfecting and maintaining the title of the Company thereto; and to otherwise cooperate with the Company in any controversy or legal proceedings relating to such Intellectual Property or to patent applications or patents based thereon;

(vi)       Insofar as reports, papers and technical information created by Employee and/or the Company contain unique, proprietary, non-public, and/or copyrightable material, the Employee agrees that the Company shall have the sole and exclusive right to disclose, publish, reproduce, distribute and circulate said material, without cost or liability; and Employee hereby grants all rights of Employee therein to the Company and Employee further releases the Company, its affiliates and its customers from any and all liability for disclosing, publishing, reproducing, distributing and/or circulating any such materials; and

(vii)       All information and/or materials related to the Company and/or its business as created, in whole or in part, by the Employee during the course of Employee’s employment with the Company shall be solely owned by the Company as “Works Made for Hire”, as defined by the United States Copyright Act. To the extent any such works are not, by operation of law, “works made for hire”, then Employee hereby assigns to the Company the sole and exclusive ownership of any and all rights of copyright in such works, including, without limitation, all Intellectual Property, and the Company shall have the sole right to obtain and hold in its own name all copyrights, copyright registrations and similar protections that may be available in such materials, works and Intellectual Property.

6.3       Enforcement and Remedies.

(a)       Reasonableness of Restrictions. Employee has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth in such provisions (including, but not limited to, the time period of the restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its shareholders, directors, officers, and employees.

(b)       Severability and Reformation. In the event that, notwithstanding the foregoing, any portions of this Section 6 hereof shall be held to be invalid or unenforceable, the remaining portions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions had not been included therein. In the event that any provision of this Section 6 shall be declared by a court of competent jurisdiction to be invalid due to overly broad, the parties do hereby authorize the court to reform the offending provision so as to make it enforceable.

(c)       Successors. Employee specifically acknowledges and agrees that these covenants contained in this Section 6 shall be enforceable by any successor to the Company.

(d)       Extension of Term of Covenant In Event of Breach. In the event Employee breaches any of the restrictions set forth in Section 6.2, then, in addition to any other remedies to which the Company may be entitled, the duration of the restrictions shall be extended automatically to two years from the latest date on which Employee shall have ceased to violate the covenants.

(e)       Additional Remedies. In the event that Employee breaches any of the covenants contained herein, the Company shall be entitled to its remedies at law and in equity, including but not limited to compensatory and punitive damages, and payment by Employee of the reasonable attorneys’ fees, court costs, and other expenses incurred by the Company in enforcing the terms of this Agreement. The parties also recognize that any breach of the covenants contained herein may result in irreparable damage and injury to Company which will not be adequately compensable in monetary damages, and that in addition to any remedy that Company may have at law, the Company may obtain such preliminary or permanent injunction or decree as may be necessary to protect Company against, or on account of, any breach of the provisions contained herein. In addition, Employee covenants and agrees that, if Employee violates any of the covenants under Section 6.2 above, the Company shall be entitled to an accounting and repayment of all profits, compensation, commission, remuneration or benefits which Employee, directly or indirectly, has realized and/or may realize from the transactions that give rise to such violation(s).

7.	SEVERANCE BENEFITS.

If termination occurs under Section 4.2, Section 4.4 or Section 4.6, and provided that Employee elects to comply with the Restrictive Covenants in Section 6, then within thirty (30) days following the conclusion of the notice period, the Company shall provide a severance benefit to Employee as follows: Employee will continue to receive Employee's Base Salary then in effect, paid in accordance with standard payroll practices for a period of twenty-four (24) months following termination. Under this Section, Employee shall also be paid for any bonus earned through the date of termination. As described in Addendum A hereto, (i) Employee’s unvested Time-Vested Stock Option (if any) will automatically vest on the date that Employee is terminated under Section 4.2, Section 4.4 or Section 4.6.

In the event that Employee elects to compete with the Company in violation of the covenants set forth in Section 6, then Employee forfeits all Severance Benefits hereunder.

8.	GENERAL PROVISIONS

8.1       Notices. All notices and other communications required or permitted by this Agreement to be delivered by the Company or Employee to the other party shall be delivered in writing, either personally, by a national overnight delivery service (such as FedEx or UPS) or by certified or express mail, return receipt requested, postage prepaid, respectively, in each case being to the attention of the Chief Executive Officer or President at the headquarters of the Company, or to the address of record of the Employee on file at the Company. If notice is sent by overnight delivery service, it shall be deemed given and effective on the next business day after it was deposited with a national overnight delivery service. If notice is sent by certified mail, it shall be deemed given and effective on the third day after it was deposited in the mail.

8.2       Amendments: Termination of Prior Employment Agreement. This Agreement may not be amended or modified except by a writing executed by all of the parties hereto. The parties hereby terminate the prior Employment Agreement, dated September 27, 2016, other than to the extent the provisions of such prior Employment Agreement relate to the grant by the Company of options to purchase the Company’s common stock which stock options are currently held by Employee and are being amended hereby.

8.3       Successors and Assigns. This Agreement is personal to Employee and shall not be assignable by Employee. The Company will assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.4       Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

8.5       Waiver of Rights. No waiver by the Company or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

8.6       Definitions, Headings, and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form, and vice versa, and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires.

8.7       Governing Law. This Agreement and the parties' performance hereunder shall be governed by and interpreted under the laws of the State of New York. Employee agrees to submit to the jurisdiction of the courts of the State of New York, County of Erie, and that venue for any action arising out of this Agreement or the parties' performance hereunder shall be in a court of competent jurisdiction located in and serving the State of New York, County of Erie.

8.8       Attorneys’ Fees. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

8.9       Construction and Interpretation. This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

IN WITNESS WHEREOF, the Company and the Employee have executed and delivered this Agreement as of the date first written above.

EMPLOYEE:	22nd Century Group, Inc.

/s/ Michael J. Zercher	By:	/s/ Thomas L. James
Michael J. Zercher	Thomas L. James, Esq.
Vice President, General Counsel and Secretary

Dated: September 9, 2019	Dated: September 9, 2019

ADDENDUM A
TO

EMPLOYMENT AGREEMENT OF MICHAEL J. ZERCHER

This Addendum A is dated as of September 9, 2019 (the “Addendum”), to the Employment Agreement between 22nd Century Group, Inc., (“Company”) and Michael J. Zercher (“Employee”), dated as of September 9, 2019 (the “Agreement). This Addendum shall be effective on June 10, 2019.

A.	Employee’s title for purposes of the Agreement shall be Chief Operating Officer. Employee shall commence his employment in this position on June 10, 2019.

B.	Unless earlier terminated as provided in the Agreement, the Term of the Agreement is for an initial period of three (3) years, and thereafter the Agreement shall renew on an annual basis unless earlier terminated by the Company or the Employee as provided in the Agreement.

C.	Effective as of the date of this Addendum, Employee’s Base Salary for purposes of the Agreement shall be equivalent to $350,000 per year (paid bi-weekly at a gross rate of $13,461.54 per pay period prior to required deductions and withholdings) for the period immediately following the effective date of this Addendum. Thereafter, the Base Salary of Employee may be increased, from time to time, in an amount as determined by the Company.

D.	Pursuant to the Agreement, Employee shall be eligible for additional compensation and benefits as follows: (i) cash bonuses, from time to time, in an amount as determined by the Company, and (ii) participation in the Company’s 2014 Omnibus Incentive Plan and/or any similar stock equity plan that the Company may establish after the date hereof.

E.	As a one-time inducement to accept the offer of employment from the Company as the Chief Operating Officer, the Company has agreed to modify the vesting provisions of the options to purchase the Company’s privately issued shares of the Company’s common stock that were issued to the Employee in connection with his previous Employment Agreement with the Company, dated September 27, 2016 (the “Previous Employment Agreement”), which vesting provisions are amended and restated as set forth below and which will become effective on the date the Employee executes the new Employment Agreement and this Addendum:

(i)       the previously issued stock option to purchase Two Hundred Fifty Thousand (250,000) privately issued shares of the Company’s common stock (the “Shares”) at $1.07 per share, the exercise price equal to the closing price of the Company’s common stock on the NYSE MKT on August 24, 2016 (the date of approval of this stock option by the Company’s Board of Directors as contained in Employee’s offer letter, dated August 24, 2016), with such stock option grant being subject to Employee’s continued employment with the Company (“Time-Vested Stock Option”) that will vest as follows: (i) One Hundred Sixty Six Thousand Six Hundred and Sixty Six (166,666) of the Shares are currently vested and exercisable, and (ii) Eighty Three Thousand Three Hundred Thirty Four (83,334) of the Shares will be exercisable on and after September 15, 2019. However, Employee’s unvested Time-Vested Stock Option will automatically vest on the first to occur (if any) of the following: (i) the event of a change in control of the Company (as defined in this Employment Agreement), (ii) termination of Employee’s employment with the Company by death or disability (as defined in this Employment Agreement), (iii) termination by Employee of Employee’s employment with the Company for good reason (as defined in this Employment Agreement), or (iv) termination of Employee’s employment by the Company without cause (as defined in this Employment Agreement).

(ii)       The previously issued stock option to purchase Three Hundred Thousand (300,000) privately issued shares of the Company’s common stock at $1.07 per share, the exercise price equal to the closing price of the Company’s common stock on the NYSE MKT on August 24, 2016 (the date of approval of this stock option by the Company’s Board of Directors as contained in Employee’s offer letter, dated August 24, 2016), with such stock option (“First Performance-Based Stock Option”) vesting and becoming fully exercisable by Employee on the date this Agreement is executed by the Employee and for the period of time set forth in the stock option agreement relating thereto.

(iii)       The previously issued stock option to purchase One Hundred Thousand (100,000) privately issued shares of the Company’s common stock at $1.07 per share, the exercise price equal to the closing price of the Company’s common stock on the NYSE MKT on August 24, 2016 (the date of approval of this stock option by the Company’s Board of Directors as contained in Employee’s offer letter, dated August 24, 2016), with such stock option (“Second Performance-Based Stock Option”) vesting and exercisable by Employee on the date this Agreement is executed by the Employee for the period of time set forth in the stock option agreement relating thereto.

F.	As of the date of this Addendum, the Company pays 100% of Employee’s premiums for BlueCross BlueShield HMO 110 Plus Platinum Health Insurance – family coverage and 100% of Employee’s premiums for Delta Dental PPO plus Premier Plan 3 (family coverage). Health insurance plans are subject to change by the Company, but at all times the Company shall pay 100% of Employee’s premiums for family coverage.

G.	Employee may defer a percentage (up to the maximum permitted by law) of Employee’s pre-tax salary to the Company’s 401(k) plan. As of the date of this Addendum, the Company makes per pay period Safe Harbor non-elective contributions to each participant’s individual account in an amount equal to 3% of the participant’s gross pay for the period, regardless of whether or not the Employee made elective deferrals to the plan. Employee must designate how he would like his 401(k) account invested.

H.	In addition to the Company’s six paid national holidays (New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day), Employee will be entitled to an annual grant of four weeks (20 business days) paid vacation time in addition to five sick/personal days. Employee shall be permitted to carry over a maximum of eight (8) weeks of unused leave. Such unused leave shall be paid out at termination of employment.

EMPLOYEE:	22nd Century Group, Inc.

/s/ Michael J. Zercher	By:	/s/ Thomas L. James
Michael J. Zercher	Thomas L. James, Esq.
Vice President, General Counsel and Secretary

Dated: September 9, 2019	Dated: September 9, 2019